Exhibit 99.1

Agenus Inc. Announces $230 Million Royalty Monetization with HealthCare Royalty Partners

LEXINGTON, MA, January 8, 2018 /PRNewswire/ — Agenus Inc. (NASDAQ: AGEN), an immuno-oncology company with a pipeline of immune checkpoint antibodies and cancer vaccines, today announced a $230 million non-dilutive royalty transaction with HealthCare Royalty Partners (HCR). The transaction is comprised of $190 million of cash proceeds at closing plus up to $40 million in milestone payments. Agenus will use part of these proceeds to redeem its royalty bond from Oberland and the additional monies to advance its registrational studies with anti-CTLA-4 and anti-PD-1 for planned BLA filings in 2019 and 2020.

At closing, HCR will receive the rights to royalties on sales of GlaxoSmithKline’s QS-21 containing vaccines. Agenus retains all rights for the development of QS-21 with its entire portfolio of checkpoint antibodies, vaccines, and cellular therapies* with no third party obligation.

Agenus is advancing its QS-21 powered vaccine, AutoSynVax™, in combination with validated checkpoint antibodies to generate immune recognition of tumors unresponsive to checkpoint blockade alone.

“This transaction reflects the significant value that can be generated from our assets and our ability to execute non-dilutive transactions to strengthen our balance sheet,” said Dr. Garo Armen, Ph.D., Chairman and Chief Executive Officer of Agenus. “Part of the proceeds will fund our pivotal programs designed to achieve our near-term goals to become a commercial company with a planned BLA filing by the second half of 2019.”

John Urquhart, Principal at HCR commented, “HealthCare Royalty Partners is pleased to partner with Agenus in this royalty financing transaction that recognizes the significant value of the immune-potent QS-21 adjuvant.”

After the repurchase of the Oberland obligation, the transaction is expected to yield net proceeds of approximately $28 million to Agenus at closing, plus the potential for up to an additional $40 million of milestone payments. In the event that certain sales milestones are not met, Agenus will owe HCR approximately $26 million in 2021.

Bank of America Merrill Lynch acted as sole structuring advisor to Agenus for the transaction. Goodwin Procter LLP acted as special counsel to Agenus and Cadwalader, Wichersham & Taft LLP represented HCR.

About Agenus

Agenus is a clinical-stage immuno-oncology company focused on the discovery and development of therapies that engage the body’s immune system to fight cancer. The Company’s vision is to expand the patient populations benefiting from cancer immunotherapy by pursuing a number of combination approaches that leverage a broad repertoire of antibody therapeutics and proprietary cancer vaccine platforms. The Company is equipped with a suite of antibody discovery platforms and a state-of-the-art GMP manufacturing facility with the capacity to support early phase clinical programs. Agenus is headquartered in Lexington, MA. For more information, please visit www.agenusbio.com; information that may be important to investors will be routinely posted on our website.

*About AgenTus Therapeutics, Inc.

AgenTus Therapeutics is a preclinical-stage biopharmaceutical company that will focus on the discovery, development, and commercialization of breakthrough “living drugs” to advance potential cures for cancer patients. AgenTus will employ naturally-derived and engineered receptors, specifically T cell receptors (TCRs) and Chimeric Antigen Receptors (CARs), designed to supercharge human immune effector cells to seek and destroy cancer. AgenTus will also aim to advance adoptive cell therapy formats which would enable off-the-shelf living drugs. AgenTus will have locations in Lexington, MA and Cambridge, UK. For more information, please visit www.agentustherapeutics.com.

About HealthCare Royalty Partners

HCR is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets. HCR has $3.5 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.healthcareroyalty.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the federal securities laws, including statements regarding the expected closing of the royalty transaction with HCR and the consideration thereunder, Agenus’ intended uses for the proceeds from the transaction, including the redemption of the Oberland royalty bond, the expect net proceeds from the transaction, Agenus clinical trial plans and activities, including planned BLA filings, and the anticipated operations and benefits of AgenTus Therapeutics. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the factors described under the Risk Factors section of our most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission. Agenus cautions investors not to place considerable reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this press release, and Agenus undertakes no obligation to update or revise the statements, other than to the extent required by law. All forward-looking statements are expressly qualified in their entirety by this cautionary statement.

Contact:

Agenus Inc.

Jennifer Buell, PhD

781-674-4420

Jennifer.Buell@agenusbio.com